Exhibit 11


                Motorola, Inc. and Consolidated Subsidiaries
               Primary and Fully Diluted Earnings Per Common
                        and Common Equivalent Share
             Three Months Ended March 30, 1996 and April 1, 1995
                  (In millions, except per share amounts)


                                                    Three Months Ended
                                                   March 30,    April 1,
                                                     1996         1995

Net Income                                         $   384      $   372
Add:
Interest on Zero coupon notes due 2009
     and 2013, net of tax and effect of
     executive incentive and employee
     profit sharing plans                                1            2
Adjusted net income                                    385          374

Earnings per common and common equivalent share - Primary


Weighted average common shares outstanding           591.7        588.3
Common equivalent shares
     Stock options                                    10.2         12.7
     Zero coupon notes due 2009 and 2013               6.7          7.7
Common and common equivalent
     shares - primary (in millions)                  608.6        608.7

Net earnings per share - primary                   $   .63       $  .61

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding           591.7        588.3
Common equivalent shares:
     Stock options                                    10.2         12.7
     Zero coupon notes due 2009 and 2013               6.7          7.7
Common and common equivalent
     shares - fully diluted (in millions)            608.6        608.7

Net earnings per share - fully diluted                 .63          .61